Exhibit 99.1
Silvergate Capital Corporation Announces Fourth Quarter 2020 Results
La Jolla, CA, January 20, 2021 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and twelve months ended December 31, 2020.
Fourth Quarter 2020 Financial Highlights
•Net income for the quarter was $9.1 million, or $0.47 per diluted share, compared to net income of $7.1 million, or $0.37 per diluted share, for the third quarter of 2020, and net income of $3.6 million, or $0.19 per diluted share, for the fourth quarter of 2019
•The Silvergate Exchange Network (“SEN”) handled 90,763 transactions in the fourth quarter of 2020, an increase of 33%, compared to 68,361 transactions in the third quarter of 2020, and an increase of 530% compared to 14,400 transactions in the fourth quarter of 2019
•The SEN handled $59.2 billion of U.S. dollar transfers in the fourth quarter, an increase of 62% compared to $36.7 billion in the third quarter of 2020, and an increase of 516% compared to $9.6 billion in the fourth quarter of 2019
•Digital currency customer related fee income for the quarter was $3.8 million, compared to $3.3 million for the third quarter of 2020, and $1.4 million for the fourth quarter of 2019
•Digital currency customers grew to 969 at December 31, 2020, compared to 928 at September 30, 2020, and 804 at December 31, 2019
•Digital currency deposits grew by $2.9 billion to $5.0 billion as of December 31, 2020, compared to $2.1 billion as of September 30, 2020
•At December 31, 2020, outstanding loan deferrals related to COVID-19 were 8.5% of total gross loans held-for-investment compared to 4.4% at September 30, 2020 and 15.5% at June 30, 2020
•Book value per share was $15.63 at December 31, 2020, compared to $15.18 at September 30, 2020, and $12.38 at December 31, 2019
•The Company’s total risk-based capital ratio was 23.49% at December 31, 2020, compared to 24.68% at September 30, 2020 and 26.90% at December 31, 2019
•The Company’s tier 1 leverage ratio was 8.29% at December 31, 2020, compared to 10.36% at September 30, 2020 and 11.23% at December 31, 2019
Full Year 2020 Financial Highlights
•Net income for the year ended December 31, 2020 was $26.0 million, or $1.36 per diluted share, compared to net income of $24.8 million, or $1.35 per diluted share for the year ended December 31, 2019
•The SEN handled 230,815 transactions for the year ended December 31, 2020 as compared to 46,063 for the year ended December 31, 2019
•The SEN handled $135.7 billion of U.S. dollar transfers for the year ended December 31, 2020 as compared to $32.7 billion for the year ended December 31, 2019
•Digital currency customer related fee income for the year ended December 31, 2020 was $11.1 million compared to $4.9 million for the year ended December 31, 2019

Alan Lane, president and chief executive officer of Silvergate, commented, “2020 was a year of significant growth and expansion for our business, with customer growth up more than 20% year-over-year as investment in digital currencies increased among the institutional investor community. Transactions on the SEN in the fourth quarter alone underscore the rapid growth of the platform with 90,763 transactions and over $59 billion in SEN volumes, up 62% from the 2020 third quarter. The SEN continues to be the foundation of the Silvergate suite of products and solutions built to address our customers’ needs.”
“Looking ahead to 2021, I am extremely excited about the multiple paths to continued growth and opportunities to monetize the SEN platform, such as digital asset lending and custodial services,” continued Mr. Lane. “In particular, SEN Leverage, a lending offering that was piloted through the majority of the past year, is now a core Silvergate product that enables customers to obtain US dollar loans collateralized by bitcoin. We anticipate increased demand for this offering over the next year.”

	As of or for the Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$9,119	$7,060	$3,598
Diluted earnings per share	$0.47	$0.37	$0.19
Return on average assets (ROAA)(1)	1.14%	1.13%	0.67%
Return on average equity (ROAE)(1)	12.60%	10.14%	6.08%
Net interest margin(1)(2)	2.85%	3.19%	2.97%
Cost of deposits(1)(3)	0.01%	0.01%	0.84%
Cost of funds(1)(3)	0.04%	0.07%	0.94%
Efficiency ratio(4)	65.87%	61.74%	72.81%
Total assets	$5,586,235	$2,620,573	$2,128,127
Total deposits	$5,248,026	$2,281,108	$1,814,654
Book value per share	$15.63	$15.18	$12.38
Tier 1 leverage ratio	8.29%	10.36%	11.23%
Total risk-based capital ratio	23.49%	24.68%	26.90%

	Year Ended December 31,
	2020	2019

Financial Highlights	(Dollars in thousands, except per share data)
Net income(5)	$26,038	$24,846
Diluted earnings per share	$1.36	$1.35
Return on average assets (ROAA)	1.03%	1.19%
Adjusted return on average assets (ROAA)(5)	1.03%	1.00%
Return on average equity (ROAE)	9.78%	11.54%
Adjusted return on average equity (ROAE)(5)	9.78%	9.71%
Net interest margin(2)	3.00%	3.47%
Cost of deposits(3)	0.27%	0.43%
Cost of funds(3)	0.32%	0.54%
Efficiency ratio(4)	65.11%	60.52%
Adjusted efficiency ratio(4)(5)	65.11%	64.63%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to callable brokered certificates of deposit that were issued as part of a hedging strategy. During the first and second quarters of 2020 all brokered certificates of deposit were called and their unamortized premium expense was fully written-off.
(4)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.
(5)In March 2019, the Bank completed the sale of its San Marcos branch and business loan portfolio which generated a pre-tax gain on sale of $5.5 million, or $3.9 million after tax, which significantly positively impacted net income, ROAA, ROAE and efficiency ratio during the first quarter and full year 2019. See “Non-GAAP Financial Measures” for further information and reconciliation of these metrics.
Digital Currency Initiative
At December 31, 2020, the Company’s digital currency customers increased to 969 from 928 at September 30, 2020, and from 804 at December 31, 2019. At December 31, 2020, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline remained above 200. There was a record 90,763 transactions on the SEN for the fourth quarter of 2020, an increase of 33%, compared to 68,361 transactions for the third quarter of 2020. In addition, for the fourth quarter of 2020, $59.2 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 62% increase from the third quarter of 2020.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019

	(Dollars in millions)
# SEN Transactions	90,763	68,361	14,400
$ Volume of SEN Transfers	$59,227	$36,663	$9,607
Results of Operations, Quarter Ended December 31, 2020
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
In 2020, the Company made multiple purchases of tax-exempt municipal bonds. Tax-exempt income from these securities is calculated on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $22.4 million for the fourth quarter of 2020, compared to $19.4 million for the third quarter of 2020, and $15.6 million for the fourth quarter of 2019.
Compared to the third quarter of 2020, net interest income increased $3.0 million due to an increase of $2.9 million in interest income driven primarily by higher mortgage warehouse loan balances and a decrease of $0.1 million in interest expense driven by lower federal home loan bank (“FHLB”) advances.
Average total interest earning assets increased by $699.3 million for the fourth quarter of 2020 compared to the third quarter of 2020, primarily due to an increase in interest earning deposits in other banks and loans. The average yield on interest earning assets decreased from 3.25% for the third quarter of 2020 to 2.89% for the fourth quarter of 2020, primarily due to an increased proportion of interest earning deposits in other banks as a percentage of interest earning assets in addition to lower yields on interest earning deposits, and the variable rate portion of the securities and loan portfolio. Average interest bearing liabilities decreased $111.8 million for the fourth quarter of 2020 compared to the third quarter of 2020, due to a decrease in FHLB advances. The average rate paid on total interest bearing liabilities increased from 0.60% for the third quarter of 2020 to 0.87% for the fourth quarter of 2020, primarily due to a greater proportion of higher rate subordinated debentures as a percentage of total interest bearing liabilities.
Compared to the fourth quarter of 2019, net interest income increased $6.7 million, due to a decrease of $4.2 million in interest expense, and by an increase of $2.6 million in interest income. Average total interest earning assets increased by $1.0 billion for the fourth quarter of 2020 compared to the fourth quarter of 2019, due to an increase in interest earning deposits in other banks and loans and, to a lesser extent, an increase in securities. The average yield on total interest earning assets decreased from 3.82% for the fourth quarter of 2019 to 2.89% for the fourth quarter of 2020, primarily due to lower yields on loans, securities and interest earning deposits in other banks. The lower yields were due to declines in federal funds rate and London Interbank Offered Rate (“LIBOR”), which was partially offset by the impact of interest rate floors which were put in place during 2019. Average interest bearing liabilities decreased $413.5 million for the fourth quarter of 2020 compared to the fourth quarter of 2019, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020 and a decrease in FHLB advances. The average rate on total interest bearing liabilities decreased from 3.23% for the fourth quarter of 2019 to 0.87% for the fourth quarter of 2020, primarily due to the impact of calling the remaining outstanding balance of brokered certificates of deposits in the second quarter of 2020.
Net interest margin for the fourth quarter of 2020 was 2.85%, compared to 3.19% for the third quarter of 2020, and 2.97% for the fourth quarter of 2019. The decrease in the net interest margin compared to the third quarter of 2020 was primarily driven by a greater proportion of lower yielding cash and cash equivalents as a percentage of total interest earning assets, which was driven by the increase in noninterest bearing digital currency customer deposits. The net interest margin decrease from the fourth quarter of 2019 was primarily due to lower yields on loans, cash and cash equivalents, and securities due to a declining interest rate environment, offset by lower interest expense from calling the remainder of the brokered certificates of deposit in the second quarter as well as lower FHLB advances.

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$689,385	$314	0.18%	$245,855	$196	0.32%	$165,685	$685	1.64%
Taxable securities	671,209	3,548	2.10%	679,277	3,746	2.19%	905,399	6,117	2.68%
Tax-exempt securities(1)	266,158	2,173	3.25%	267,511	2,177	3.24%	—	—	—
Loans(2)(3)	1,474,893	16,374	4.42%	1,209,884	13,527	4.45%	1,008,987	13,076	5.14%
Other	15,331	255	6.62%	15,112	116	3.05%	10,744	234	8.64%
Total interest earning assets	3,116,976	22,664	2.89%	2,417,639	19,762	3.25%	2,090,815	20,112	3.82%
Noninterest earning assets	66,477			68,327			46,708
Total assets	$3,183,453			$2,485,966			$2,137,523
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$114,782	$47	0.16%	$108,755	$57	0.21%	$449,985	$3,793	3.34%
FHLB advances and other borrowings	7,098	—	—	124,886	65	0.21%	85,451	419	1.95%
Subordinated debentures	15,829	253	6.36%	15,825	257	6.46%	15,815	270	6.77%
Total interest bearing liabilities	137,709	300	0.87%	249,466	379	0.60%	551,251	4,482	3.23%
Noninterest bearing liabilities:
Noninterest bearing deposits	2,732,692			1,935,661			1,335,186
Other liabilities	25,143			23,860			16,274
Shareholders’ equity	287,909			276,979			234,812
Total liabilities and shareholders’ equity	$3,183,453			$2,485,966			$2,137,523
Net interest spread(4)			2.02%			2.65%			0.59%
Net interest income, taxable equivalent basis		$22,364			$19,383			$15,630
Net interest margin(5)			2.85%			3.19%			2.97%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(456)			(457)			—
Net interest income, as reported		$21,908			$18,926			$15,630
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(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded a $0.2 million provision for loan losses for the fourth quarter of 2020, compared to no provision for the third quarter of 2020 and the fourth quarter of 2019. The level of the allowance for loan losses increased as a result of an overall increase in the loan balance.
Noninterest Income
Noninterest income for the fourth quarter of 2020 was $4.8 million, an increase of $0.9 million, or 22.3%, from the third quarter of 2020. The primary driver of this increase was a $0.6 million, or 16.7%, increase in deposit related fees and an increase in mortgage warehouse fee income. Deposit related fees from digital currency customers were $3.8 million for the fourth quarter of 2020, an increase of $0.5 million, or 16.7% compared to $3.3 million for the third quarter of 2020.

Noninterest income for the fourth quarter of 2020 increased by $1.7 million, or 54.9%, compared to the fourth quarter of 2019. This increase was primarily due to a $2.4 million, or 158.5%, increase in deposit related fees and a $0.6 million, or 144.6% increase in mortgage warehouse fee income, partially offset by a $0.7 million decrease in gain on sale of securities, a $0.2 million decrease in gain on sale of loans and a $0.2 million decrease in service fees related to off-balance sheet deposits. Deposit related fees from digital currency customers increased $2.4 million, or 178.0%, to $3.8 million compared to $1.4 million for the fourth quarter of 2019.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$949	$758	$388
Service fees related to off-balance sheet deposits	—	1	183
Deposit related fees	3,844	3,293	1,487
Gain on sale of securities, net	—	—	740
(Loss) gain on sale of loans, net	—	(96)	235
Other income	55	8	97
Total noninterest income	$4,848	$3,964	$3,130
Noninterest Expense
Noninterest expense totaled $17.6 million for the fourth quarter of 2020, an increase of $3.5 million, or 24.7%, compared to the third quarter of 2020, and an increase of $4.0 million, or 29.0%, compared to the fourth quarter of 2019.
Noninterest expense increased from the prior quarter and from the fourth quarter of 2019 due primarily to a $2.3 million impairment charge related to its leased office space and fixed assets no longer in use and, to a lesser extent, to higher salaries and employee benefits expense and increased federal deposit insurance expense caused by a rate increase driven by the growth in deposits.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$9,637	$8,899	$8,773
Occupancy and equipment	3,044	845	861
Communications and data processing	1,443	1,389	1,149
Professional services	1,163	1,207	1,198
Federal deposit insurance	658	209	33
Correspondent bank charges	410	403	323
Other loan expense	45	60	122
Other general and administrative	1,225	1,121	1,201
Total noninterest expense	$17,625	$14,133	$13,660
Income Tax Expense (Benefit)
Income tax benefit was $0.1 million for the fourth quarter of 2020, compared to an expense of $1.7 million for the third quarter of 2020, and an expense of $1.5 million for the fourth quarter of 2019. Our effective tax rate for the fourth quarter of 2020 was (1.6)%, compared to 19.4% for the third quarter of 2020, and 29.5% for the fourth quarter of 2019. The lower effective tax rate for the fourth quarter of 2020 when compared to the third quarter of 2020 was due to significant tax benefit recognized on the exercise of stock options during the fourth quarter. The lower effective rate from the fourth quarter of 2019 was due to the impact of tax-exempt income and the tax benefit from the exercise of stock options.

Results of Operations, Year Ended December 31, 2020
Net income for the year ended December 31, 2020 was $26.0 million, or $1.36 per diluted share, compared to $24.8 million, or $1.35 per diluted share, for the comparable period in 2019.
Net interest income for the year ended December 31, 2020 was $72.4 million, compared to $71.0 million for the same period in 2019. The increase in net interest income was primarily due to a $2.9 million decrease in interest expense offset by a $1.4 million decrease in interest income.
Noninterest income for the year ended December 31, 2020 was $19.2 million, compared to $15.8 million for the same period in 2019. The increase in noninterest income was primarily due to a $6.0 million increase in fee income from our digital currency customers and a $3.8 million gain on sale of securities and, less the $5.5 million gain on a branch sale that occurred in the first quarter of 2019. Digital currency customer related fee income for the year ended December 31, 2020 was $11.1 million, compared to $4.9 million for the year ended December 31, 2019.
Noninterest expense was $59.6 million for the year ended December 31, 2020, compared to $52.5 million for the year ended December 31, 2019. The increase in noninterest expense was primarily due to increased salaries and benefits expense and a $2.3 million impairment charge for leased office space and fixed assets no longer in use.
Income tax expense was $5.2 million for the year ended December 31, 2020, compared to income tax expense of $9.8 million for 2019. Our effective tax rates for the year ended December 31, 2020 and 2019 were 16.5% and 28.3%, respectively. The decrease in the Company’s effective tax rate in 2020 was primarily related to tax-exempt income earned on certain municipal bonds and excess tax benefit from stock-based compensation.
Balance Sheet
Deposits
At December 31, 2020, deposits totaled $5.2 billion, an increase of $3.0 billion, or 130.1%, from September 30, 2020, and an increase of $3.4 billion, or 189.2%, from December 31, 2019. Noninterest bearing deposits totaled $5.1 billion, representing approximately 97.8% of total deposits at December 31, 2020, an increase of $3.0 billion from the prior quarter end, and a $3.8 billion increase compared to December 31, 2019. The increase in total deposits from the prior quarter was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter. The Bank’s 10 largest depositors accounted for $2.5 billion in deposits, or approximately 47.5% of total deposits at December 31, 2020 compared to $523.6 million in deposits, or approximately 28.9% of total deposits at December 31, 2019, substantially all of which are customers operating in the digital currency industry. Deposits from digital currency exchanges represent approximately 47.2% of the Bank’s total deposits and are held by approximately 76 exchanges at December 31, 2020 compared to 29.1% of total deposits, held by 60 exchanges at December 31, 2019.
The weighted average cost of deposits for the fourth quarter of 2020 was 0.01%, compared to 0.01% for the third quarter of 2020, and 0.84% for the fourth quarter of 2019. The decrease in the weighted average cost of deposits compared to the fourth quarter of 2019 was driven by the absence of any interest expense associated with brokered certificates of deposit, which were called in the second quarter of 2020.

	Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$2,732,692	—	$1,935,661	—	$1,335,186	—
Interest bearing accounts:
Interest bearing demand accounts	41,968	0.17%	41,871	0.10%	50,095	0.13%
Money market and savings accounts	71,871	0.15%	65,646	0.25%	83,199	1.00%
Certificates of deposit:
Brokered certificates of deposit	—	—	—	—	314,262	4.49%
Other	943	0.84%	1,238	0.96%	2,429	1.23%
Total interest bearing deposits	114,782	0.16%	108,755	0.21%	449,985	3.34%
Total deposits	$2,847,474	0.01%	$2,044,416	0.01%	$1,785,171	0.84%
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and cash management solutions. These tools enable Silvergate’s clients to grow their business and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	December 31, 2020		September 30, 2020		December 31, 2019
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	76	$2,479	69	$729	60	$527
Institutional investors	607	1,811	599	850	509	432
Other customers	286	749	260	515	235	286
Total	969	$5,039	928	$2,095	804	$1,246
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(1)Total deposits may not foot due to rounding.
Loan Portfolio
Total loans were $1.6 billion at December 31, 2020, an increase of $211.0 million, or 15.1%, from September 30, 2020, and an increase of $572.2 million, or 55.0%, from December 31, 2019. Total loans at December 31, 2020 consisted of net loans held-for-investment of $746.8 million and loans held for sale of $866.0 million.

	December 31, 2020	September 30, 2020	December 31, 2019

	(Dollars in thousands)
Real estate loans:
One-to-four family	$187,855	$209,040	$193,367
Multi-family	77,126	72,714	81,233
Commercial	301,901	316,653	331,052
Construction	6,272	13,854	7,213
Commercial and industrial	78,909	25,951	14,440
Consumer and other	162	5,559	122
Reverse mortgage	1,333	1,322	1,415
Mortgage warehouse	97,903	94,684	39,247
Total gross loans held-for-investment	751,461	739,777	668,089
Deferred fees, net	2,206	2,843	2,724
Total loans held-for-investment	753,667	742,620	670,813
Allowance for loan losses	(6,916)	(6,763)	(6,191)
Loans held-for-investment, net	746,751	735,857	664,622
Loans held-for-sale	865,961	665,842	375,922
Total loans	$1,612,712	$1,401,699	$1,040,544
Loans held-for-sale are comprised entirely of mortgage warehouse loans at December 31, 2020 and September 30, 2020, compared to $365.8 million of the total balance at December 31, 2019.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was $6.9 million at December 31, 2020, compared to $6.8 million at September 30, 2020 and $6.2 million at December 31, 2019. The ratio of the allowance for loan losses to gross loans held-for-investment at December 31, 2020 was 0.92%, compared to 0.91% and 0.93% at September 30, 2020 and December 31, 2019, respectively.
Nonperforming assets totaled $5.0 million, or 0.09% of total assets, at December 31, 2020, an increase of $0.8 million from $4.1 million, or 0.16% of total assets at September 30, 2020. Nonperforming assets decreased $1.1 million, from $6.0 million, or 0.28%, of total assets, at December 31, 2019.

	December 31, 2020	September 30, 2020	December 31, 2019

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$4,982	$4,107	$5,909
Troubled debt restructurings	$1,525	$1,572	$1,791
Other real estate owned, net	—	$27	$128
Nonperforming assets	$4,982	$4,134	$6,037

Asset Quality Ratios:
Nonperforming assets to total assets	0.09%	0.16%	0.28%
Nonperforming loans to gross loans(1)	0.66%	0.56%	0.88%
Nonperforming assets to gross loans and other real estate owned(1)	0.66%	0.56%	0.90%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.01%
Allowance for loan losses to gross loans(1)	0.92%	0.91%	0.93%
Allowance for loan losses to nonperforming loans	138.82%	164.67%	104.77%
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(1)Loans exclude loans held-for-sale at each of the dates presented.
Coronavirus Disease 2019 (“COVID-19”) Update
During the year ended December 31, 2020, the Company modified a total of 55 loans representing $143.5 million in loan balances, or 19.1%, of total gross loans held-for-investment as of December 31, 2020. Section 4013 of the Coronavirus

Aid, Relief, and Economic Security Act (“CARES Act”) addressed COVID-19 related modifications and specified that such modifications made on loans that were current as of December 31, 2019 are not troubled debt restructurings (“TDRs”). In accordance with interagency guidance issued in April 2020, short-term modifications made to a borrower affected by the COVID-19 pandemic and governmental shutdown orders, such as payment deferrals, fee waivers and extensions of repayment terms, do not need to be identified as TDRs if the loans were current at the time a modification plan was implemented. The Company elected to adopt these provisions of the CARES Act for the modifications described above. None of the modified loans met the criteria of a TDR under the CARES Act or the related interagency statement.
As of December 31, 2020, the remaining loans in deferral due to COVID-19 are as follows:

	Loan Balance At Period End	Percentage of Loan Portfolio Balance

	(Dollars in thousands)
COVID-19 related modifications:
Real estate loans:
One-to-four family	$6,185	0.8%
Retail	10,368	1.4%
Hospitality	39,544	5.3%
Office	7,767	1.0%
Total commercial	57,679	7.7%
Total modifications outstanding	$63,864	8.5%
Securities
Securities available-for-sale decreased $5.1 million, or 0.5%, from $944.2 million at September 30, 2020, and increased $41.2 million, or 4.6%, from $897.8 million at December 31, 2019, to $939.0 million at December 31, 2020. The Company purchased a $5.1 million agency mortgage-backed security that is considered a qualified investment under the Community Reinvestment Act during the fourth quarter of 2020.
Capital Ratios
At December 31, 2020, the Company’s ratio of common equity to total assets was 5.27%, compared with 10.83% at September 30, 2020, and 10.86% at December 31, 2019. At December 31, 2020, the Company’s book value per share was $15.63, compared to $15.18 at September 30, 2020, and $12.38 at December 31, 2019.
At December 31, 2020, the Company had a tier 1 leverage ratio of 8.29%, common equity tier 1 capital ratio of 21.53%, tier 1 risk-based capital ratio of 22.88% and total risk-based capital ratio of 23.49%.
At December 31, 2020, the Bank had a tier 1 leverage ratio of 8.22%, common equity tier 1 capital ratio of 22.71%, tier 1 risk-based capital ratio of 22.71 % and total risk-based capital ratio of 23.32%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	December 31, 2020	September 30, 2020	December 31, 2019
The Company
Tier 1 leverage ratio	8.29%	10.36%	11.23%
Common equity tier 1 capital ratio	21.53%	22.58%	24.52%
Tier 1 risk-based capital ratio	22.88%	24.03%	26.21%
Total risk-based capital ratio	23.49%	24.68%	26.90%
Common equity to total assets	5.27%	10.83%	10.86%
The Bank
Tier 1 leverage ratio	8.22%	9.84%	10.52%
Common equity tier 1 capital ratio	22.71%	22.82%	24.55%
Tier 1 risk-based capital ratio	22.71%	22.82%	24.55%
Total risk-based capital ratio	23.32%	23.47%	25.24%
________________________
(1)December 31, 2020 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Thursday, January 21, 2021 at 8:00 a.m. (Eastern Time) to present and discuss fourth quarter and full year 2020 financial results. The conference call can be accessed live by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, and requesting to be joined to the Silvergate Capital Corporation Fourth Quarter 2020 Earnings Conference Call. A replay will be available starting at 11:00 a.m. (Eastern Time) on January 21, 2021 and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13714504. The replay will be available until 11:59 p.m. (Eastern Time) on February 4, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergatebank.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Lauren Scott / Hunter Stenback
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$16,405	$15,152	$13,777	$2,778	$1,579
Interest earning deposits in other banks	2,945,682	182,330	185,667	163,422	132,025
Cash and cash equivalents	2,962,087	197,482	199,444	166,200	133,604
Securities available-for-sale, at fair value	939,015	944,161	951,094	964,317	897,766
Loans held-for-sale, at lower of cost or fair value	865,961	665,842	321,835	435,023	375,922
Loans held-for-investment, net of allowance for loan losses	746,751	735,857	793,548	679,416	664,622
Federal home loan and federal reserve bank stock, at cost	14,851	14,839	13,499	10,269	10,264
Accrued interest receivable	8,698	7,385	7,700	6,344	5,950
Premises and equipment, net	2,072	3,122	3,326	3,406	3,259
Derivative assets	31,104	34,138	35,770	33,506	23,440
Other assets	15,696	17,747	14,497	12,227	13,300
Total assets	$5,586,235	$2,620,573	$2,340,713	$2,310,708	$2,128,127
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$5,133,579	$2,164,326	$1,563,136	$1,745,219	$1,343,667
Interest bearing accounts	114,447	116,782	107,773	257,738	470,987
Total deposits	5,248,026	2,281,108	1,670,909	2,002,957	1,814,654
Federal home loan bank advances	—	10,000	360,000	30,000	49,000
Subordinated debentures, net and other	15,831	15,827	15,823	15,820	19,530
Accrued expenses and other liabilities	28,079	29,877	25,876	17,179	13,907
Total liabilities	5,291,936	2,336,812	2,072,608	2,065,956	1,897,091
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	188	186	184	184	178
Class B non-voting common stock	1	1	3	3	9
Additional paid-in capital	129,726	132,647	132,479	132,336	132,138
Retained earnings	118,348	109,229	102,169	96,703	92,310
Accumulated other comprehensive income	46,036	41,698	33,270	15,526	6,401
Total shareholders’ equity	294,299	283,761	268,105	244,752	231,036
Total liabilities and shareholders’ equity	$5,586,235	$2,620,573	$2,340,713	$2,310,708	$2,128,127

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income
Loans, including fees	$16,374	$13,527	$13,076	$54,732	$51,445
Taxable securities	3,548	3,746	6,117	17,465	20,161
Tax-exempt securities	1,717	1,720	—	5,062	—
Other interest earning assets	314	196	685	1,639	8,723
Dividends and other	255	116	234	692	706
Total interest income	22,208	19,305	20,112	79,590	81,035
Interest expense
Deposits	47	57	3,793	5,807	7,713
Federal home loan bank advances	—	65	374	336	546
Notes payable and other	—	—	45	36	747
Subordinated debentures	253	257	270	1,047	1,072
Total interest expense	300	379	4,482	7,226	10,078
Net interest income before provision for loan losses	21,908	18,926	15,630	72,364	70,957
Provision for (reversal of) loan losses	153	—	—	742	(439)
Net interest income after provision for loan losses	21,755	18,926	15,630	71,622	71,396
Noninterest income
Mortgage warehouse fee income	949	758	388	2,539	1,473
Service fees related to off-balance sheet deposits	—	1	183	78	1,637
Deposit related fees	3,844	3,293	1,487	11,341	5,302
Gain on sale of securities, net	—	—	740	3,753	724
(Loss) gain on sale of loans, net	—	(96)	235	354	828
Gain on sale of branch, net	—	—	—	—	5,509
Gain on extinguishment of debt	—	—	—	925	—
Other income	55	8	97	187	281
Total noninterest income	4,848	3,964	3,130	19,177	15,754
Noninterest expense
Salaries and employee benefits	9,637	8,899	8,773	36,493	33,897
Occupancy and equipment	3,044	845	861	5,690	3,638
Communications and data processing	1,443	1,389	1,149	5,406	4,607
Professional services	1,163	1,207	1,198	4,460	4,605
Federal deposit insurance	658	209	33	1,172	415
Correspondent bank charges	410	403	323	1,533	1,191
Other loan expense	45	60	122	326	412
Other general and administrative	1,225	1,121	1,201	4,525	3,713
Total noninterest expense	17,625	14,133	13,660	59,605	52,478
Income before income taxes	8,978	8,757	5,100	31,194	34,672
Income tax (benefit) expense	(141)	1,697	1,502	5,156	9,826
Net income	9,119	7,060	3,598	26,038	24,846
Basic earnings per share	$0.49	$0.38	$0.20	$1.39	$1.38
Diluted earnings per share	$0.47	$0.37	$0.19	$1.36	$1.35
Weighted average shares outstanding:
Basic	18,744	18,682	18,336	18,691	17,957
Diluted	19,349	19,134	18,779	19,177	18,385

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the year ended December 31, 2020 and 2019, in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million. There were no non-GAAP adjustments for the three and twelve months ended December 31, 2020 or for the three months ended December 31, 2019. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.

	Year Ended December 31,
	2020	2019

	(Dollars in thousands)
Net income
Net income, as reported	$26,038	$24,846
Adjustments:
Gain on sale of branch, net	—	(5,509)
Tax effect(1)	—	1,574
Adjusted net income	$26,038	$20,911

Noninterest income / average assets(2)
Noninterest income	$19,177	$15,754
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted noninterest income	19,177	10,245
Average assets	2,517,037	2,082,007
Noninterest income / average assets, as reported	0.76%	0.76%
Adjusted noninterest income / average assets	0.76%	0.49%

Return on average assets (ROAA)(2)
Adjusted net income	$26,038	$20,911
Average assets	2,517,037	2,082,007
Return on average assets (ROAA), as reported	1.03%	1.19%
Adjusted return on average assets	1.03%	1.00%

Return on average equity (ROAE)(2)
Adjusted net income	$26,038	$20,911
Average equity	266,195	215,338
Return on average equity (ROAE), as reported	9.78%	11.54%
Adjusted return on average equity	9.78%	9.71%

Efficiency ratio
Noninterest expense	$59,605	$52,478
Net interest income	72,364	70,957
Noninterest income	19,177	15,754
Total net interest income and noninterest income	91,541	86,711
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted total net interest income and noninterest income	91,541	81,202
Efficiency ratio, as reported	65.11%	60.52%
Adjusted efficiency ratio	65.11%	64.63%
________________________
(1)Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.